Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marriott International, Inc. dated February 13, 2024, of our report dated June 22, 2023, with respect to the statements of net assets available for benefits of the Marriott Retirement Savings Plan as of December 31, 2022 and 2021, and the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of Marriott Retirement Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
February 13, 2024